EXHIBIT 5.1

October 24, 2025

GT Biopharma, Inc.

505 Montgomery Street, 10th Floor,

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as counsel to GT Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offer and sale from time to time by the selling stockholders named in the Registration Statement of an aggregate of up to 14,589,546 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, consisting of (i) 7,219,771 shares of Common Stock issuable upon the conversion of 3,277.78 shares of Series L 10% Convertible Preferred Stock, par value $0.001 per share (the “Series L Preferred Stock” or the “Preferred Shares,” and the shares of Common Stock issuable upon conversion of the Preferred Shares, the “Conversion Shares”) issued upon the exercise of certain of the Greenshoe Rights (as defined in the Registration Statement), (ii) 7,219,775 shares of Common Stock issuable upon the exercise of vested warrants (the “Vesting Warrants,” and the shares of Common Stock issuable upon the exercise of the Vesting Warrants, the “Vesting Warrant Shares”), and (iii) 150,000 shares of Common Stock issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants,” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Advisory Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Amended and Restated Bylaws, as amended, each as currently in effect, and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We express no opinion herein with respect to the validity of any waivers of rights under any such documents. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that:

(a) when the Conversion Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holders thereof and have been issued by the Company in the circumstances contemplated by the Certificate of Designation of, Preferences, Rights and Limitations of the Series L 10% Convertible Preferred Stock, the Conversion Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable;

(b) when the Vesting Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Vesting Warrant holders and have been issued by the Company against payment therefor in the circumstances contemplated by the Vesting Warrants, the Vesting Warrant Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable; and

(c) when the Advisory Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Pre-Funded Warrants holder and have been issued by the Company against payment therefor, the Advisory Shares will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

In rendering each of the foregoing opinions, we have assumed (i) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law and (ii) upon the issuance of any of the Conversion Shares, the Vesting Warrant Shares and the Advisory Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Baker & Hostetler LLP